Exhibit 10.20

February 16, 2015

Dominick Marchetti

Re:	Offer of Employment

Dear Dominick:

We are pleased to offer you employment with loanDepot, LLC (“loanDepot”) on the following terms and conditions:

1.	Position. Chief Technology Officer.

2.	Start Date. March 1, 2015.

3.	Compensation. $300,000 annually paid semi-monthly.

4.	Bonus. You will be eligible to receive the following bonuses in your first year of employment The amount of the bonuses is guaranteed, however, you must be actively employed and in good standing at the time of payment. If you separate from the company prior to any portion of the bonus paid out, no bonus will be paid. The bonuses will not be prorated.

a) $150,000 (less applicable taxes) paid six months from your start date.

b) $150,000 (less applicable taxes) paid one year from your start date.

You will be eligible to participate in the 2016 annual Management Incentive Plan with a target bonus of $300,000 (less applicable taxes) to be paid in March, 2017. Your target bonus can be achieved if established goals are met and the Company meeting its goals as approved by the Board and as per the Management Incentive Plan. Personal objectives and goals or other components of the bonus plan are to be discussed with David Norris and all other loanDepot Management Incentive Plan criteria for payout will apply once approved

5.	Equity. You are eligible to receive equity participation in class X of the current management incentive pool, shares equally 0.5% of value created which will set forth fully in a unit grant agreement that you must sign as a condition of receiving such equity. The equity would not be publicly traded and would be subject to terms and conditions of the unit grant agreement.

6.	Relocation. The Company will provide you with $75,000 towards relocation. The Company will pay you $37,500 (net) upon your start of employment. The Company will reimburse you up to $37,500 towards your relocation expenses, including but not limited to, temporary housing expenses, house hunting, closing costs on home purchase, moving of household goods and related travel expenses, etc. This relocation package will remain open for you to use until end of August, 2015.

7.	PTO. You will be eligible to receive PTO pursuant to the policies set forth in the Employee Handbook.

8.	Medical Insurance. You will be eligible to receive medical insurance upon your start with loanDepot.

9.	401(k) Program. You will be eligible to participate in loanDepot’s 401(k) Program the first of the month following 30 days from your start date.

10.	Policies. You must abide by loanDepot’s policies and procedures, including all policies contained in loanDepot’s Employee Handbook, which you will find on the Company intranet.

11.	Background Investigation. This offer is contingent upon your satisfactory completion of a background investigation, which may include criminal history, credit history, employment verification and references, education verification, and Social Security number verification.

12.	Eligibility. This offer of employment is contingent upon you completing on the first day you report to work the “Employment Eligibility Verification” Form (I-9) along with proof of appropriate identification documents as listed in the enclosed “Lists of Acceptable Documents.” If you are unable to provide acceptable identification within the first three business days of your date of hire, loanDepot will be required by law to terminate your employment immediately.

13.	No Reliance. You acknowledge that you are not relocating your residence or resigning employment in reliance on any promise or representation by loanDepot regarding the kind, character, or existence of such work, or the length of time such work will last, or the compensation therefore.

14.	At Will. Your employment with loanDepot is at will, and either you or loanDepot may terminate the employment relationship at any time with or without notice for any reason. No loanDepot representative has the authority to modify the at will nature of your employment except for the CEO of loanDepot, and any such modification must be in writing signed by both you and the CEO of loanDepot.

15.	Modification. With mutual consent, loanDepot reserves the right to modify your position, duties, compensation, benefits, and/or other terms and conditions of employment at any time in its sole discretion, as allowed by law, except for the at will employment policy.

16.	Prior Verbal Agreements. This letter supersedes any prior verbal agreements or representations regarding your employment with loanDepot.

17.	Offer. If this offer is not accepted in writing prior to your start, this offer will be automatically revoked at that time. You may send your acceptance of the terms of this offer to us by mail, email at khintgen@loanDepot.com or facsimile at 949.470.6694.

We are excited to have you join our team. If you have any questions, please feel free to contact me or Kristiina Hintgen directly at 949.470.6694.

Sincerely,

David Norris
President and COO

Acknowledged, Accepted and Agreed by:

	Date:	02/18/2015

Signature

Dominick Marchetti
Printed Name – Dominick Marchetti